UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



      Date of report (Date of earliest event reported) : February 25, 2006


                               KEYSPAN CORPORATION

             (Exact Name of Registrant as Specified in Its Charter)


                                    New York

                 (State or Other Jurisdiction of Incorporation)


        1-14161                                           11-3431358
(Commission File Number)                       (IRS Employer Identification No.)


 175 East Old Country Road, Hicksville, New York             11801
  One MetroTech Center, Brooklyn, New York                   11201

   (Address of Principal Executive Offices)               (Zip Code)

                           (516) 755-6650 (Hicksville)
                            (718) 403-1000 (Brooklyn)

              (Registrant's Telephone Number, Including Area Code)

                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)


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Check  the  appropriate  box  below  if the  Form  8-K  filing  is  intended  to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[x] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13.e-4(c))



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Item 1.01         Entry into a Material Definitive Agreement.

On February 27, 2006, KeySpan Corporation ( the "Company") issued a press release announcing that it has entered into an Agreement and Plan of Merger, dated as of February 25, 2006 (the "Merger Agreement"), with National Grid plc, a public limited company incorporated under the laws of England and Wales ("Parent"), and National Grid US8 Inc., a New York Corporation ("Merger Sub").

The Merger Agreement provides for a business combination whereby Merger Sub will be merged with and into the Company (the "Merger") and each outstanding share of common stock of the Company (other than shares of common stock of the Company owned by the Company as treasury stock or by a subsidiary of the Company, or by Parent or a subsidiary of Parent) will be converted into the right to receive $42.00 per share in cash, without interest (the "Merger Consideration"). All outstanding Company stock options will immediately vest on consummation of the Merger and the holders of such options shall receive an amount in cash equal to the excess, if any, of the Merger Consideration per share over the exercise price per share previously subject to such stock options.

The Company has made customary representations and warranties and covenants in the Merger Agreement, including, among others, covenants by the Company: (i) not to (A) solicit proposals relating to alternative business combination transactions or (B) subject to certain exceptions that permit the board of directors to comply with its fiduciary duties under applicable law, enter into discussions or provide information concerning alternative business combination transactions; (ii) to cause a stockholder meeting to be held to consider approval of the Merger and related transactions; and (iii) subject to (A) the Company's right to terminate the Merger Agreement to accept a Superior Proposal (as defined in the Merger Agreement) and (B) the fiduciary duties of the board of directors under applicable law, for the board of directors of the Company to recommend adoption and approval by the Company's stockholders of the Merger Agreement and related transactions.

Consummation of the Merger is subject to various customary closing conditions, including the requisite approval by the stockholders of each of the Company and Parent, the absence of injunctions or restraints imposed by governmental entities, the receipt of required regulatory approvals and the absence of any material adverse change to the Company.

The Merger Agreement contains certain termination rights for both the Company and Parent, including a termination right for the Company if the board of directors of the Company authorizes the Company to enter into a definitive agreement concerning a transaction constituting a Superior Proposal. Under certain circumstances specified in the Merger Agreement, the Company or Parent, as the case may be, will be required to pay to the other party a termination fee in the amount of $250 million, in the case of the Company, or the lesser of $250 million or 1% of Parent's market capitalization, in the case of Parent.

A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of The Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement.


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The Company  intends to file with the  Securities and Exchange  Commission  (the
"SEC") a proxy statement and other relevant documents in connection with the proposed acquisition of the Company by Parent. Investors and security holders of the Company are advised to read the proxy statement and other relevant documents when they become available, as they will contain important information about the transaction. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by the Company with the SEC, when they become available, at the SEC's web site at http:/www.sec.gov.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its security holders in connection with the proposed acquisition. Information concerning the interests of the Company's participants in the solicitation is set forth in the Company's most recent proxy statement and Annual Report on Form 10-K (filed with the SEC on March 30, 2005 and February 28, 2006, respectively) and will be set forth in the proxy statement relating to the merger when it becomes available.



Item 9.01       Financial Statements and Exhibits.

(c)             Exhibits.

Exhibit No.          Exhibit Description
-----------          -------------------


  2.1 Agreement and Plan of Merger, dated as of February 25, 2006, by and among National Grid plc, National Grid US8 Inc. and KeySpan Corporation.






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                                   SIGNATURES
                                   ----------


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                  KEYSPAN CORPORATION

Dated: March 1, 2006              By:    /s/John J. Bishar Jr.
                                         ---------------------
                                  Name:  John J. Bishar Jr.
                                  Title: Senior Vice President, General Counsel,
                                         Chief Governance Officer and Secretary










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                               INDEX TO EXHIBITS
                               -----------------


Exhibit No.         Exhibit Description
-----------         -------------------


   2.1 Agreement and Plan of Merger, dated as of February 25, 2006, by and among National Grid plc, National Grid US8 Inc. and KeySpan Corporation.














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